Exhibit 99.1
ProLink Solutions, LLC
Financial Statements
For the Period from Inception through
January 1, 2005

ProLink Solutions, LLC

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
To the Members of
ProLink Solutions, LLC
Tempe, Arizona
We have audited the accompanying balance sheet of ProLink Solutions, LLC as of January 1, 2005, and the related statements of operations, members’ deficit, and cash flows for the period from Inception (January 22, 2004) through January 1, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProLink Solutions, LLC, and the results of its operations and its cash flows for the period from Inception (January 22, 2004) through January 1, 2005, in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that ProLink Solutions, LLC will continue as a going concern. As discussed in Note 1 to the financial statements, ProLink Solutions, LLC has suffered a loss from operations and has a working capital deficiency. These factors raise substantial doubt about ProLink’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Hein & Associates LLP
Hein & Associates LLP
Phoenix, AZ
December 9, 2005

ProLink Solutions, LLC
BALANCE SHEET
January 1, 2005

ASSET

CURRENT ASSETS:
Cash	$7,540
Accounts receivable, net of allowance for doubtful accounts of $1,279,930	200,170
Inventories, net	1,482,665
Prepaid expenses and other current assets	112,870

TOTAL CURRENT ASSETS	1,803,245

EQUIPMENT, net	255,584

LICENSE, net of accumulated amortization of $222,340	1,679,995

COURSE ASSETS, net of accumulated depreciation of $16,628	93,818

DEPOSITS AND OTHER ASSETS	20,197

TOTAL ASSETS	$3,852,839

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Current maturities of long-term debt	$289,967
Accounts payable	2,292,183
Accrued liabilities	1,362,710
Accrued liabilities to related parties	1,281,810
Accrued liabilities to E-Z-GO	1,143,723
Accrued management fees to related parties	1,440,433
Notes payable to related parties, in default	2,115,454
Deferred revenue	2,338,953

TOTAL CURRENT LIABILITIES	12,265,233

LONG-TERM DEBT, less current maturities	1,419,134

CONTINGENCIES, COMMITMENTS AND SUBSEQUENT EVENTS (Notes 1,2,10 and 11)

MEMBERS’ DEFICIT	(9,831,528)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$3,852,839

See accompanying notes to the financial statements

ProLink Solutions, LLC
STATEMENT OF OPERATIONS
For the Period from Inception (January 22, 2004) through January 1, 2005

SYSTEM REVENUES:
System sales	$8,633,292

Cost of system sales	7,287,876

Gross Profit on System Sales	1,345,416

OTHER REVENUE:
Service and other revenue, net of an allowance of $1,190,993	2,094,191

OPERATING EXPENSES:
Customer support service	2,580,343
Selling, general and administrative	8,882,957

Total Operating Expenses	11,463,300

Operating Loss	(8,023,693)

OTHER INCOME (EXPENSE):
Interest expense, net	(153,547)
Interest expense to related parties	(294,342)
Other income (expense), net	(250,776)

Total Other Income (Expense)	(698,665)

NET LOSS	$(8,722,358)

See accompanying notes to the financial statements

ProLink Solutions, LLC
STATEMENT OF MEMBERS’ DEFICIT
For the Period from Inception (January 22, 2004) through January 1, 2005

	Member’s interest			Total
	With preferred	Members’	Retained Income	Members’
	Distributions	Interest	(Deficit)	(Deficit)
Beginning balance

Contribution of liabilities in excess of assets		$(5,709,170)		$(5,709,170)

Capital contributions	$4,600,000			$4,600,000

Net Loss			$(8,722,358)	$(8,722,358)

Balance at January 1, 2005	$4,600,000	$(5,709,170)	$(8,722,358)	$(9,831,528)

See accompanying notes to the financial statements

ProLink Solutions, LLC
STATEMENT OF CASH FLOWS
For the Period from Inception (January 22, 2004) through January 1, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,722,358)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	321,064
Provision for allowances on accounts receivables	1,279,930
Change in working capital components:
Accounts receivable, net	(1,278,915)
Inventories	48,376
Prepaid expenses and other	46,954
Other assets	2,880
Accounts payable	726,697
Accrued liabilities	384,644
Related party accounts payable and accrued liabilities	1,281,810
Accrued management fees	(874,953)
Deferred revenue	565,906

Net cash used in operating activities	(6,217,965)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(53,431)
Purchase of course assets	(110,446)

Net cash used in investing activities	(163,877)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(548,908)
Net proceeds from borrowings on notes payable	2,338,290
Proceeds from contributions by members	4,600,000

Net cash provided by financing activities	6,389,382

NET INCREASE IN CASH	7,540

CASH, Inception	—

CASH, End of Period	$7,540

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$129,920

See accompanying notes to the financial statements

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Basis of Presentation — In January 2004 the Company was formed by the simultaneous contribution of $4,600,000 from certain investors and by the contribution and assignment of certain obligations from ProLink, Inc., an Arizona corporation (“ProLink”), and ParView, Inc., a Nevada corporation (“ParView”) (collectively, the “Predecessor Entities”), whereby the Predecessor Entities contributed most of their assets, assigned certain obligations, and assigned or licensed their rights and obligations under certain patents and agreements to the Company in exchange for membership interests in the Company. The contributions occurred on February 1, 2004, and the Company had substantially no activity during the period from Inception to February 1, 2004. Because of the contribution of cash from the investors and that only certain assets and liabilities were contributed the Company believes it was the formation of a new enterprise and it was not an acquisition by ProLink, Inc. or ParView, Inc. Due to the predecessor nature of these entities the assets and liabilities of both ProLink and ParView were recorded at their historical net book values.

The following table describes the assets contributed and liabilities assumed as well as the cash contributions received at the inception date of company:

	Cash	Contributions by	Contributions by
	Contributions	Prolink, Inc.	Parview, Inc.	Total

Assets
Cash	$4,600,000			$4,600,000
Receivables, net		143,330	57,855	201,185
Inventory, net		1,524,458	6,583	1,531,041
Other current assets		150,448	9,376	159,824
Property and equipment, net		216,342	67,908	284,250
Other non-current assets		197	22,880	23,077

	$4,600,000	$2,034,775	$164,602	$6,799,377

Liabilities and Members Interest
Accounts payable		$1,107,090	$458,396	$1,565,486
Accrued liabilities		559,728	418,338	978,066
EZGO payable		1,143,723	—	1,143,723
Accrued management fees		1,342,925	972,461	2,315,386
Deferred revenue		473,283	1,299,764	1,773,047
Notes payable, current		54,765	2,908	57,673
Notes payable, non-current		70,505	4,661	75,166
Member contribution	4,600,000	(3,689,705)	(2,019,465)	(1,109,170)

	$4,600,000	$1,062,314	$1,137,063	$6,799,377

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
Going Concern — The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred an operating loss, has a working capital deficiency and has a substantial members’ deficit. The Company has been able to raise sufficient capital from investors to continue operations through December 2005 and has been seeking sources of additional capital.

Management plans to take the following steps that it believes will be sufficient to provide the Company the ability to continue active operations:
•	Management is pursuing a transaction with a publicly held company that will result in an infusion of capital and allow it to convert existing debt into equity and may facilitate the additional raising of capital (See Note 11). No assurance can be given that we will be able to raise additional financing or be able to obtain it on terms acceptable to us.

•	Management intends to seek additional financing as it deems necessary and intends to implement a plan to move the Company to profitable operations as soon as possible.
Nature of Business — ProLink Solutions, LLC (the “Company”) develops and markets electronic yardage and management information systems (“PSL Systems” or “Systems”) utilizing Global Positioning Satellites (GPS) to golf courses in the North America, Europe, Japan, South Africa, Australia and China. While the PSL Systems provide accurate yardage information for golfers, their primary benefit is their course management functionality to the golf course. The Company provides software support and maintenance services for all of its products.

The Company follows a 52-53 week year, ending on the last Saturday of the year. 2004 consisted of 52 weeks.

Use of Estimates — The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include valuation allowances for inventory and accounts receivable, asset impairment and accruals for certain liabilities and obligations related to employee benefits.

Fair Value of Financial Instruments — The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, trade accounts receivable, accounts payable, accrued compensation and related costs and other current liabilities approximate fair market value due to the short-term maturities of these assets and liabilities.

Cash and Cash Equivalents — The Company considers all demand accounts with maturity of three months or less to be cash and cash equivalents.

Inventories — The Company values its inventories at the lower of cost (first-in, first-out basis) or market. Inventories are primarily comprised of finished electronic hardware, service parts and repair components. Inventories are reported net of valuation and obsolescence reserves, which total $1,076,205. The Company is also the custodian of certain inventory owned by E-Z-GO that has been removed from golf courses at the end of a lease, or earlier in certain circumstances. As custodian, the Company is responsible for safeguarding the inventory, record keeping and providing insurance, and maintains the inventory at its facilities. The majority of the inventory had previously been owned by ProLink, Inc., a predecessor company. Inventories are stated net of the customer owned inventory.

Equipment — Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from three to five years. The cost of normal maintenance and repairs is charged to operating expenses as incurred.

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
Course Assets — Course assets are leased to customers under both contingent and operating rental agreements. Contingent rentals, principally comprised of usage charges, are based on the number of rounds played. Course assets are stated at amortized cost. Depreciation is computed using the straight-line method over the estimated useful life of five years.

Revenue Recognition

System Sales — Revenue from system sales in the United States and Canada is recognized when installation is substantially complete and the customer or user notifies the Company of acceptance. The Company defers 5% of the gross revenue from certain sales to recognize potential liability from a limited guarantee of certain debt (See Note 10). Any remaining installation costs, which are generally not material, are accrued at the time of revenue recognition. Revenue from international system sales is recognized upon shipment from the manufacturer. International sales are contracted for in U.S. dollars.

Pay for Play — Revenue from systems and related equipment under operating leases or from various Pay-for-Play agreements (where the course pays based on the number of rounds played) is recognized over the lease term as it becomes receivable according to the provisions of the lease or agreement. Deferred revenue (see also Note 10) is recognized on a straight-line basis over the lease term.

Services — Revenue derived from service contracts in effect with users of the GPS system is recognized monthly at the time of billing. For service requirements outside of the scope of service contracts, customers are billed on a time and materials basis. As of inception, ParView had recorded deferred service revenue for contracts paid in full in advance of the service period. The Company recorded the deferred revenue in conjunction with the contribution of assets and assignment of liabilities of ParView and amortizes the deferred revenue into income over the life of the service contracts. Service revenue from golf course customers with Pay for Play leases is retained by third party lease companies until certain escrow amounts are attained. The allowance for doubtful accounts related to these receivables is recorded as a reduction in service revenue.

Advertising — The Company derives revenue from selling advertising for display on its system at participating golf courses. Revenue is recognized as advertising is delivered on the system, along with related costs to advertising agencies and fees paid to participating courses.

Returns and Allowances — The Company has not experienced significant returns or warranty claims to date and, as a result, has not recorded a provision for the cost of returns and product warranty claims at January 1, 2005.

The Company records an allowance for doubtful accounts based on the historical experience of write-offs and a detailed assessment of accounts receivable. Additions to the allowance for doubtful accounts generally represent a collection allowance on service revenue. In estimating the allowance for doubtful accounts, management considers the age of the accounts receivable, the Company’s historical write-offs, and the credit worthiness of the customer, among other factors. Should any of these factors change, the estimates made by management will also change accordingly, which could affect the level of the Company’s future provision for doubtful accounts. Uncollectible accounts are written off when it is determined that the specific balance is not collectible.

At January 1, 2005 the Company has reserved in full amounts due for service and maintenance from unrelated financing companies. The finance companies own the sytems and in turn, lease them to the end user. The amounts are payable to the Company upon achieving certain performance targets in the Pay for Play lease pool. Management has implemented changes including raising amounts charged per round in

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
the Pay for Play program and deposited funds in an escrow account to achieve the targets and collect the service and maintenance revenue.

Advertising and Marketing Costs — The Company expenses advertising and marketing costs as incurred. Advertising costs include public relations, trade show fees, brochures and other point-of-sale expenses. Advertising expense was approximately $207,919 for the period from Inception through January 1 2005.

Shipping and Handling Costs — The Company expenses all shipping, delivery and handling costs in the period incurred.

Income Taxes — Items of income and loss are includable in the tax returns of the individual members. Therefore, no taxes on income have been provided for in the accompanying financial statements.

Credit and Business Risk — Substantially all system sales are financed through a sole third-party finance company. See also Note 10. The Company sells PSL Systems to the third party leasing company, which acts as a distributor to golf courses and golf course management companies. Should financing for golf courses not be available through a third-party finance company the Company’s systems sales will be negatively impacted.

The Company’s products rely on GPS signals. GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. Such satellites are also subject to damage by the hostile space environment in which they operate. The United States government controls the GPS satellites and signals, and, although they are not expected to do so, they could modify or eliminate civilian use of the satellites or signals.

The Company licenses certain technology from third parties, including Optimal Golf Solutions, Inc. The inability to continue to maintain these licenses on commercially reasonable terms or the inability to license new technology critical to our business may impair the Company’s future business.

The Company periodically maintains cash balances in excess of the FDIC insurance limit of $100,000.

Impairment of Long-Lived Assets — In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The Company does not believe that impairment exists as of January 1, 2005.

Goodwill — Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company has adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company did not have goodwill recorded as of January 1, 2005.

Recent Accounting Pronouncements — The Company has adopted SFAS No. 148, Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123. SFAS 148 provides for alternative methods of voluntary transition to the fair value based method of accounting for stock-based employee compensation, and it requires more prominent disclosures, in both interim and annual financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. SFAS 148 is effective for interim periods beginning after December 15, 2002 and for annual periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on the Company’s financial statements. However, the Company has modified its disclosures in its financial statements as required by the pronouncement.

The Company has adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 represents the first phase of the FASB’s project to clarify the accounting treatment of certain instruments that possess characteristics of both liabilities and equity. SFAS No. 150 generally requires that freestanding financial instruments that obligate the issuer to redeem the holders’ shares, or are indexed to such an obligation, and are settled in cash or settled with shares meeting certain conditions be treated as liabilities

In December 2004 the Financial Accounting Standards board issued Statement Of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment (SFAS 123R). Under SFAS 123R, companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS 123R is effective for public companies in the first annual reporting period beginning after June 15, 2005.

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS 123R are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro forma disclosures relating to stock based compensation under the existing requirements of SFAS 123, Accounting for Stock-Based Compensation. The Company expects to elect the modified prospective method upon adoption.

The Company expects that the adoption of SFAS 123R will have a material effect on its financial statements, in the form of additional compensation expense, on a quarterly and annual basis. The Company is in the process of evaluating the impact of SFAS 123R, and has not yet quantified the expense impact of this accounting pronouncement on future financial periods, assuming the Company is publicly held in future financial periods. The Company does not have historical experience upon which to estimate future impacts.

In November 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 151, Inventory Costs. Under SFAS 151 companies are required to record as period charges abnormal amounts of idle facility expense, freight, handling costs and wasted material. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005.

2.	RELATED PARTY TRANSACTIONS:

Management Services Agreements — On January 22, 2004, the Company entered into Management Services Agreements with the Predecessor Entities whereby certain employees and members of the Board of Directors of such entities will advise and counsel the Company, assist in transitioning their customers, and maintain product names and recognition for one year. Unless the Company’s Board of Directors

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
unanimously agrees at any time after the initial one-year term to terminate the agreements, the agreements will automatically renew on an annual basis for additional periods of one year up to a total of five years. In consideration for these services, the Company will pay the Predecessor Entities fixed fees.

The Company recorded a liability equal to the present value of the payments due through January 2006 on its opening balance sheet. The Board voted unanimously to terminate the agreements effective January 2006.

If the agreements were not terminated the fixed fees for the remaining term of the agreements, including any renewals, are as follows:

2005	$982,000
2006	852,000
2007	1,248,500
2008	342,000
As additional incentive compensation, for as long as there is a principal balance owed by ProLink, Inc. to Comerica Bank in excess of $4,375,000, the Company will pay to ProLink, Inc a contingent fee, calculated on an annual basis of 20% of the profits of the Company up to $1,000,000 per year. (See also Note 8.) In 2005, all amounts due to Comerica Bank were satisfied by the guarantors of the debt, eliminating the incentive outlined herein.

Remarketing Agreement — In connection with customer leases of equipment entered into prior to Inception of the Company (an “Original Lease”), ProLink, ParView and the Company entered into an agreement pursuant to which the Company has undertaken to remarket the equipment for ProLink and ParView (an “Original Party”) when such equipment becomes available at the end of the lease term or earlier in certain circumstances. The agreement stipulates that the Original Party has the right to remarket the equipment prior to 90 days before the end of the Original Lease term unless it appoints the Company to provide sales assistance, after which time the Company shall be the sole and exclusive party to perform the remarketing services.

The remarketing services include negotiating a purchase or new lease of existing or new equipment, providing written notice as to the status of such negotiations, effecting the execution of the applicable lease or purchase agreement, billing and receiving payments, and consulting with and advising the Original Party with respect to the remarketing activities performed. In addition, the Company is responsible for removing and storing the equipment and providing certain refurbishment services, as applicable.

If the remarketing efforts of the Original Party and the Company are unsuccessful, the Company will undertake to remarket the equipment generally on a best efforts, first-in, first-out basis. However, up to 240 equipment units for each Original Party that is removed due to a default under the terms of an Original Lease is to be remarketed on a priority basis within 60 days. If such efforts are unsuccessful, the Company has the option to install the equipment at the next available sales contract or purchase it for a stipulated price equal to or less than fair market value or the remaining debt balance on the Original Lease, whichever is less.

The agreement also stipulates costs and fees to be paid to the Company, as adjusted from time to time pursuant to the agreement, commensurate with the remarketing services performed. The term of the agreement is concurrent with each Original Lease and expires with the completion of the obligations for the Original Lease that is the latest to expire (11/14/09).

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
Exclusive Services Agreement — In connection with certain maintenance service agreements entered into by ParView prior to Inception of the Company, ParView and the Company have entered into an agreement under which ParView has contracted with the Company to provide such services. The services to be provided include maintaining all licenses and permits necessary to operate the system and maintaining and servicing the system. The Company will also be responsible for the payment of costs and expenses related to providing such service. In consideration of performing the services, the Company will receive the fees pursuant to the service agreements. The term of the agreement runs concurrently with the term of each of the service agreements (11/29/09).

The maintenance service agreements entered into by ParView prior to Inception were cancelled as of October 2005 a result of the bankruptcy filing of ParView, Inc. The Company has offered new maintenance service agreements to all affected golf course customers.

True North Partners — In August 2000, ProLink entered into a sales and marketing agreement with E-Z-Go. (See also Note 10.) As a result of entering into the agreement with E-Z-Go, ProLink agreed to pay a fee to True North Partners for its part in the consummation of the agreement with E-Z-Go. The Company’s CEO and President retains an ownership interest in True North Partners. This fee is 1.5% of the gross Pay-for-Play revenue on all leases entered into during the original term of the E-Z-Go sales and marketing agreement for the life of each lease. The Company also must pay 3% of the proceeds for all leases structured under a fixed rental arrangement. As a result of this agreement, the Company has accrued approximately $309,499 for fees at January 1, 2005, although the amount is not fully payable until certain performance targets are achieved.

Notes Payable — See Note 3 for a description of notes payable to related parties.

3.	DEBT:

Debt —Debt consists of the following at January 1, 2005:

Notes payable to related parties, interest at an annual rate of 12%, due August 31, 2004, in default	$765,455
Notes payable to related parties, interest at an annual rate of 20%, due December 31, 2004, in default	1,350,000
License agreement payable, monthly payments of principal and interest of $24,800, interest at an annual rate of 4.75%, due June 1, 2011	1,630,009
Note payable, monthly payments of principal and interest, interest at an annual rate of 10.471%, due March 1, 2006	67,730
Other notes	11,361

Total debt	3,824,555
Less current maturities including $2,115,454 to related parties	(2,405,421)

Long-term debt, net of current maturities	$1,419,134

The notes payable to related parties (the “Related Party Notes”) due August 31, 2004 are convertible into equity of the Company, at the election of the holder, on a pro-rata basis, upon the consummation of a new equity offering in which the Company receives cash capital contributions by new members of at least $600,000. However, if the holders of at least 60% of the aggregate principal amount on the notes have elected to convert, all the notes shall be automatically converted. These notes are currently in default. The notes provide that in the event of default, interest shall accrue at the rate of 18% per annum thereafter and that a holder at its option may declare the entire principal balance and accrued interest to be immediately payable without notice of any kind and/or pursue and enforce any of holder’s rights and remedies pursuant to any applicable law or agreement. After August 31, 2004 the Notes were convertible into equity interests of the Company at a rate that would be agreed upon by a super majority of the members.

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
The Related Party Notes due December 31, 2004 require the Company to pay to the note holders all amounts received from any person or entity lending money to or making advances on behalf of the Company prior to the maturity date. Such payments are to be made on a pro rata basis among all such holders of the notes based upon the aggregate principal amount of the notes. Upon the consummation of a new equity offering of at least $3,000,000, the holder may elect to demand payment in full of the entire outstanding principal balance and costs together with accrued interest or convert the entire balance to the equity interests and/or other securities issued to the purchasers in such equity offering. The conversion is to be as if the holder were a purchaser under the documents governing such equity offering and had paid a purchase price thereunder equal to the total outstanding amount then due under the note.

On April 30, 2005 the Company entered into an agreement that amended the terms and conditions of the Related Party notes. See Note 11 concerning issuance of convertible securities.

The Related Party Notes are collateralized by substantially all of the Company’s assets.

As of January 1, 2005, aggregate maturities for the long-term debt are as follows:

2005	$2,405,421
2006	235,026
2007	246,436
2008	258,400
2009	270,945
Thereafter	408,327

Total	$3,824,555

4.	EQUIPMENT:

Equipment, including capital lease equipment, consists of the following at January 1, 2005:

Office furniture and equipment	$214,452
Machinery and equipment	71,398
Tooling and molds	51,830

337,680
Less accumulated depreciation	(82,096)

Equipment, net	$255,584

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
5.	LICENSE:

License assets consist of the following at January 1, 2005:

Patent license	$1,900,000
Patent and trademark costs	2,335

1,902,335
Less amortization	(222,340)

$1,679,995

As of January 22, 2004 the Company obtained a non-exclusive, worldwide, paid-up right and license to exploit the licensed inventions for golf applications. The license is being amortized over the remaining life of the patent, which expires in 2011. The license amount is payable through June 2011 and has been recorded with long-term debt.

6.	ACCRUED LIABILITIES:

Accrued liabilities consist of the following at January 1, 2005:

Wages, commissions and related benefits	$174,104
Professional fees	253,637
Accrued vendor liability	251,242
Accrued liability for ParView claims	480,256
Rebates and remarketing agreements	37,625
Interest	144,363
Other	21,483

Total Accrued Liabilities	$1,362,710

Total Accrued Liabilities to Related Parties and predecessor entities for liabilities assumed as of the date of inception	$1,281,810

As of January 1, 2005 the Company has accrued approximately $480,000 for potential future claims as a result of the bankruptcy filing of ParView, Inc., a predecessor company.

On January 22, 2004 the Company executed a Management Services Agreement (see Note 2) which required the payment of management fees in exchange for advice and counsel from the management of predecessor companies. The Company recorded a liability as of January 22, 2004 equal to the present value of the payments due and payable through January, 2006. The Management Services Agreement was cancelled by the Company in November, 2005. At January 1, 2005 the liability recorded by the Company was $1,440,433.

As of January 22, 2004 the Company assumed a liability to E-Z-GO for inventory used but not paid for by a predecessor company, ProLink, Inc. The amount of the liability is $1,143,723 and it was satisfied in full in 2005 as part of a purchase of assets from E-Z-GO (see Note 10).

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
7.	INTERNATIONAL REVENUE:

International revenues were approximately $555,000 or 4.7% of revenues for the period ended January 1, 2005 and were derived from customers in Europe and Asia.

8.	COMMITMENTS, CONCENTRATION AND CONTINGENCIES:

Leases — The Company leases various equipment and office space under operating leases. Approximate aggregate future commitments at January 1, 2005 under non-cancelable operating leases are as follows:

2005	$112,678
2006	17,181
2007	9,173

$139,032

Rent expense for the period ended January 1, 2005 was $345,888. In August, 2005 the Company extended the term of its lease for office space through December 31, 2005. Under the terms of the lease the company is responsible for all expenses of the property plus its pro-rata share of real estate taxes, insurance and expenses of common areas.

Litigation — On May 20, 2004 ParView filed a complaint against the Company, ProLink and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. ParView is an owner of the Company. The complaint alleges that the president of the Company, as an agent of ProLink, violated certain agreements that exist between the parties and he, and others, made false representations to ParView. The complaint seeks to rescind all agreements among the parties and return the parties to the status quo they had before the creation of the Company, and seeks other cures and remedies.

The agreements provided for arbitration between the parties and a preliminary hearing was held on July 29, 2004 at which injunctive relief was ordered in favor of the Company, enjoining ParView from interfering with the Company’s customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding is being held in abeyance pending the outcome of the bankruptcy proceeding. The Company believes that it has other defenses against the allegations and that its claims against ParView are in excess of $2,000,000. In August 2005 the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation.

David Chessler, former president of ParView, Inc. filed a complaint against the Company to enforce a $175,000 claim as a result of a settlement with another party by Chessler for the same amount. The Company disputes any liability to ParView for amounts paid to the third party. The case has been moved to the bankruptcy court. See Note 11, Subsequent Events.

On August 20, 2004, Inverrary Golf Club, LLC filed a complaint against the Company seeking to recover monies in excess of $15,000 purportedly due under various maintenance and service contracts entered into between Inverrary and ParView. On January 11, 2005 the Court dismissed this action without prejudice.

The Company is a defendant in an action brought by Advantage Enterprises, Inc. The action arises out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005 the court granted the Company’s motion to dismiss but granted Advantage leave to amend. Total damages in the initial complaint were approximately $99,772 exclusive of interest, costs and fees

On August 17, 2005 a demand for arbitration was filed by LA Lakeview Associates LP against Textron, Inc. demanding $23,500 plus costs, related to a Pay for Play agreement. The Company has assumed the

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
defense of this matter under our agreement to indemnify Textron, Inc. The Company filed a claim against Lakeview for $40,922 on September 28, 2005 asserting improper termination of the Pay for Play agreement. An arbitrator has not yet been appointed

On August 23, 2005 a complaint was filed by The Ade Group, Inc. against the Company and an employee after the Company filed an action to recover damages due to a lease default by The Ade Group, Inc. Claim amounts have not been specified.

The Company is involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on the Company. The Company has accrued amounts equal to its estimated losses that, in its judgment, it may incur as a result of these actions.

9.	MEMBERS’ CAPITAL

Amended and Restated Operating Agreement — An Amended and Restated Operating Agreement was entered into effective January 22, 2004 among ProLink, Inc., ParView, Inc. and Investors in ProLink Solutions, LLC. In return for a contribution of assets and liabilities, ProLink, Inc. and ParView, Inc. received Common Interests in ProLink Solutions, LLC. In return for a contribution of cash and, or, notes the Investors received Preferred Interests as Preferred Members. The Preferred Members have preemptive rights to contribute capital, rights to a pro rata share of a Convertible Preferred Return and conversion rights for a Convertible Secured Promissory Note as well as Common Interests. The Convertible Preferred Return is a right to a distribution of cash, at the sole and absolute discretion of the Board of Directors of ProLink Solutions, LLC, in an amount not to exceed $4,350,000 plus 10% per annum. The Convertible Preferred Return cannot be distributed until tax distributions, as defined in the agreement are satisfied in full. There were no conversions or distributions made under the terms of this Amended and Restated Operating Agreement, which was superseded by the Second Amended and Restated Operating Agreement ( See Note 11).

10.	SALES AND MARKETING AND FINANCING AGREEMENTS

E-Z-Go Sales and Marketing Agreement — In August 2000, ProLink entered into a sales and marketing agreement with E-Z-Go. As part of the agreement, E-Z-Go arranged for system sales to a financing company who then leased the systems to golf courses. ProLink receives its cost plus a standard markup, with the remaining profit split between ProLink and E-Z-Go. ProLink also receives 50% of the Pay-for-Play revenue generated from the lease, after deductions for finance company debt service, administration fee, and maintenance. The Company receives 70% of the administration fee and E-Z-Go receives 30% of the fee. The Company provides maintenance and service for these courses.

Financing Agreement — The Company and E-Z-Go are parties to a financing arrangement with an independent third party, NC Golf (NCG), a division of National City Bank. Under the agreement, NCG obtained the right of first refusal to finance new sales. All NCG Pay for Play leases will be placed in a pool. The Company has provided NCG a limited guarantee of the performance of the Pay for Play leases in the portfolio (The Limited Guarantee). The Limited Guarantee is reduced in future years if certain performance conditions are met. The Company has deferred revenues in an amount equal to the maximum amount due under the Limited Guarantee. The Company and E-Z-GO have also agreed to remarket, on a best efforts basis, any course assets that do not meet minimum performance criteria.

During the term of the lease, all Pay for Play revenue after payment of “debt service” and a monthly processing fee of $7,500 is deposited into an escrow account. “Debt Service” is defined as the amount needed to amortize to zero PFG’s purchase costs plus a rate of return, over the life of the lease. Funds will

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
be released from escrow when the minimum reserve amount (less amounts paid by E-Z-Go or the Company) is accumulated in the escrow account. After payment of the service and administration cost, any remaining funds will be distributed 45% to E-Z-Go, 45% to the Company and 10% to NCG. If course assets are sold, any residual amount after payment of debt service (if any is owed) will be distributed under the same formula.

For the period from inception through January 1, 2005, substantially all of the Company’s revenues from the sale of PPL Systems were financed under the NCG agreement. As of January 1, 2005, accounts receivable from NCG for maintenance and service fees due from pool leases were approximately $588,818 and were fully reserved as the maximum reserve amount had not yet been accumulated in an escrow account. Amounts reserved for maintenance and service fees due from the Pay for Play lease pool are recorded as a reduction of revenue on the statement of operations.

11.	SUBSEQUENT EVENTS

Second Amended and Restated Operating Agreement — Effective April 30, 2005 the Company entered into a Second Amended and Restated Operating Agreement (the “Agreement”) with its Members, Preferred Members and certain non-members making loans to the Company in accordance with a Senior Secured Convertible Promissory Note.

Under the Agreement the Company agreed to issue Senior Notes in an amount not to exceed $7,865,454, of which a maximum of $5,000,000 may be money loaned to the Company from non-Members. In addition, certain outstanding promissory notes were agreed to be converted into Senior Notes in an amount not to exceed $2,865,454. The holders of the Senior Notes (the “Holders”) will be entitled to convert their notes into as much as 40% of the Membership Interests of the Company in consideration for the making of such loans to the Company, such Membership Interests to be apportioned among the Holders in proportion to each Holder’s percentage share of the total value of the Senior Notes. In addition, the Holders will be entitled to certain rights with respect to the Board of Directors of the Company.

If the Senior Notes are not paid in full prior to the maturity date of April 30, 2006, then the sums then due and owing under the Senior Notes will, at the option of the Company, be repaid in cash on the Maturity Date or in additional Membership Interests of the Company at the Conversion Rate, such Membership Interests to be apportioned among the Holders in proportion to each Holder’s percentage share of the total value of the Senior Notes. The Senior Notes bear interest at a rate of 5% per annum.

In connection with the issuance of these Senior Notes and by execution of this agreement, the Preferred Members agreed to relinquish and waive all of the right, privileges and preferences granted to those holding Preferred Interests under the Amended and Restated Operating Agreement. In exchange, the Preferred Members received additional Membership Interests.

Upon conversion of the Senior Notes into Membership Interests, or at the option of the Company prior to a Qualified Offering or Qualified Merger of the Company, whichever is sooner, ProLink, Inc. and/or any current Members of the Company that own any of the former assets of ProLink (consisting of residual rights in equipment located on golf courses and the intellectual property) (the “ProLink Assets”) will use commercially reasonable efforts to transfer those assets to the Company in full satisfaction of any debt owed by ProLink to the Company. The term “will use commercially reasonable efforts” requires only that any Member of the Company who also has an interest in the ProLink Assets will cooperate with the Company and with ProLink to transfer title to the ProLink Assets and that such Members will not require any additional compensation nor take any affirmative action to prevent, hinder or delay the transfer of the ProLink Assets to the Company in any way. No member of the Company is obligated to take any action if such member has received notice from any unrelated third party that the Member could or may be liable to such third party for cooperating with the Company or ProLink in the transfer of the ProLink Assets, nor shall any Member be required to expend money to obtain free and clear title to the ProLink Assets. It is the responsibility of the Company to pay for all costs and expenses of the Company’s obtaining clear title to

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
the ProLink Assets. Further, any member that owns an interest in the ProLink Assets, at the request of the Company prior to a Qualified Offering or Qualified Merger of the Company, whichever is sooner, at no additional compensation, transfer or assign such members’ entire interest in the ProLink Assets or any interest of such Member in the Credit Agreement, dated February 19, 2002, between ProLink and Comerica-California.

Purchase of Assets from E-Z-GO— On June 1, 2005 the Company purchased certain assets from E-Z-GO, a division of Textron, Inc. in exchange for cash and notes. The Company purchased 2,945 ProLink video display units and roofs, 900 ProLink computer units, the assignment of 24 golf lease contracts in default at the time of the transaction and E-Z-GO’s residual interest in all ProLink and ParView systems that were leased under leases that have matured prior to the date of the agreement or are in default as of March 25, 2005 and E-Z-GO’s residual interest in all ProLink and Parview systems that are leased under leases that mature without default in the future. Under the terms of the agreement, the Company agreed to pay to E-Z-GO $200,000 at the closing, $50,000 within 60 days of the closing and thereafter 36 consecutive monthly payments of $65,833.33 beginning June 15, 2005 and continuing on the 15th of each month thereafter. The Company shall make a final payment of $1,580,012. The Company is entitled to scheduled discounts from $500,000 to $1,200,000 if the note is paid in full prior to maturity. E-Z-GO retains a security interest in the purchased assets.

The asset purchase was allocated $416,160 to inventory, $153,000 to service inventory, $1,896,529 to residual interests in leased GPS systems installed at golf courses and $1,143,723 to satisfy an obligation of ProLink, Inc, a predecessor company.

Merger Agreement — On October 28, 2005 Amalgamated Technologies, Inc., a publicly held company, announced that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between Amalgamated and ProLink Solutions, LLC. In connection with the merger, the members of ProLink will contribute their membership interests in ProLink Solutions, LLC for capital stock of Amalgamated. The closing of the merger will result in a change of control whereby the members of ProLink will own a greater than a majority of the issued and outstanding shares of Amalgamated on a fully diluted basis. The closing of this transaction is subject to certain conditions, including approval of the boards of directors of the parties, approval of the members of ProLink Solutions, LLC, execution of a definitive merger agreement and the completion of due diligence. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set for the in the letter of intent.

Settlement Agreement — On November 7, 2005 the Company, certain of its members, officers and related parties entered into an agreement with David Chessler and related parties to settle all disputes, arbitrations and litigations. Under the terms of the agreement Chessler obtains the right to sell and service a fixed and limited number of GPS units which had previously been sold by ParView, Inc., a predecessor company, which cannot be increased. Further, the agreement outlines Chessler’s future business activities in the GPS golf course industry. The rights created by this agreement that accrue to Chessler are not transferable or assignable in any way.

Litigation — In November 2005 a suit was filed against the Company in the UK by GPS Industries (GPSI), a competing company, claiming infringement on patents owned or controlled by GPSI on systems sold in Europe. The Company’s position is that it does not infringe on any patents in domestic or international markets and it intends to vigorously defend itself and seek recovery of litigation costs from GPSI.

ProLink Solutions, LLC
Financial Statements
For the Period January 2, 2005
Through October 1, 2005

ProLink Solutions, LLC

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
To the Members of
ProLink Solutions, LLC
Tempe, Arizona
We have audited the accompanying balance sheet of ProLink Solutions, LLC as of October 1, 2005, and the related statements of operations, members’ deficit, and cash flows for the period from January 2, 2005 through October 1, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProLink Solutions, LLC, and the results of its operations and its cash flows for the period from January 2, 2005 through October 1, 2005, in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that ProLink Solutions, LLC will continue as a going concern. As discussed in Note 1 to the financial statements, ProLink Solutions, LLC has suffered a loss from operations and has a working capital deficiency. These factors raise substantial doubt about ProLink’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Hein & Associates LLP
Hein & Associates LLP
Phoenix, AZ
December 9, 2005

ProLink Solutions, LLC
BALANCE SHEET
October 1, 2005

ASSETS

CURRENT ASSETS:
Cash	$265,540
Accounts receivable, net of allowance for doubtful accounts of $1,465,751	1,177,453
Inventories, net	1,332,015
Prepaid expenses and other current assets	96,327

TOTAL CURRENT ASSETS	2,871,335

EQUIPMENT, net	201,895

LICENSE, net of accumulated amortization of $404,255	1,495,745

INTEREST IN RESIDUAL LEASE EQUIPMENT	1,896,529

COURSE ASSETS, net of accumulated depreciation of $34,513	75,933

DEPOSITS AND OTHER ASSETS	90,028

TOTAL ASSETS	$6,631,465

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Current maturities of long-term debt	$1,349,953
Accounts payable	2,066,103
Accrued liabilities	1,425,635
Accrued liabilities to related parties	349,165
Accrued management fees	1,121,040
Current maturities of convertible notes payable	2,403,160
Current maturities of convertible notes payable to related parties	4,203,123
Deferred revenue	1,209,320

TOTAL CURRENT LIABILITIES	14,127,499

LONG-TERM DEBT, less current maturities	3,999,385

CONTINGENCIES, COMMITMENTS AND SUBSEQUENT EVENTS (Notes 1,2, 10 and 11)

MEMBERS’ DEFICIT	(11,495,419)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$6,631,465

See accompanying notes to the financial statements

ProLink Solutions, LLC
STATEMENT OF OPERATIONS
For the Period January 2, 2005 through October 1, 2005

SYSTEM REVENUES:
System sales	$9,067,699

Cost of system sales	5,268,587

Gross Profit on System Sales	3,799,112

OTHER REVENUE:
Service and other revenue, net of an allowance of $484,353	1,934,185

OPERATING EXPENSES:
Customer support service	2,260,348
Selling, general and administrative	4,359,993

Total Operating Expenses	6,620,341

Operating Loss	(887,044)

OTHER INCOME (EXPENSE):
Interest expense, net	(125,551)
Interest expense to related parties	(619,131)
Other income (expense), net	(57,165)

Total Other Income (Expense)	(801,847)

NET LOSS	$(1,688,891)

See accompanying notes to the financial statements

ProLink Solutions, LLC
STATEMENTS OF MEMBERS’ DEFICIT
For the Period January 2, 2005 through October 1, 2005

	Members’ interest			Total
	With preferred	Members’	Retained Income	Members’
	Distributions	Interest	(Deficit)	(Deficit)
Balance at January 1, 2005	$4,600,000	$(5,709,170)	$(8,722,358)	$(9,831,528)

Management contribution		$25,000		$25,000

Conversion of Member Interest with Preferred Distribution to Member Interest	$(4,600,000)	$4,600,000		—

Net Loss			$(1,688,891)	$(1,688,891)

Balance October 1, 2005	$—	$(1,084,170)	$(10,411,249)	$(11,495,419)

See accompanying notes to the financial statements

ProLink Solutions, LLC
STATEMENT OF CASH FLOWS
For the Period from January 2, 2005 through October 1, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,688,891)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	276,304
Provision for allowances on accounts receivable	185,821
Share-based compensation	25,000
Change in working capital components:
Accounts receivable	(1,163,104)
Inventories	150,650
Prepaid expenses and other	16,543
Other assets	(69,831)
Accounts payable	(226,080)
Accrued liabilities	7,255
Accrued liabilities to related parties	(876,975)
Accrued liabilities to E-Z-GO	(1,143,723)
Accrued management fees	(319,393)
Deferred revenue	(1,129,633)

Net cash used in operating activities	(5,956,057)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(22,816)

Net cash used in investing activities	(22,816)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings on notes payable	6,236,873

Net cash provided by financing activities	6,236,873

NET INCREASE IN CASH	258,000

CASH, Inception	7,540

CASH, End of Period	$265,540

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$122,900

SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING ACTIVITIES:
Purchase of assets from E-Z-GO for a note payable	$3,671,369

See accompanying notes to the financial statements

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Basis of Presentation — In January 2004 the Company was formed by the simultaneous contribution of $4,600,000 from certain investors and by the contribution and assignment of certain obligations from ProLink, Inc., an Arizona corporation (“ProLink”), and ParView, Inc., a Nevada corporation (“ParView”) (collectively, the “Predecessor Entities”), whereby the Predecessor Entities contributed most of their assets, assigned certain obligations, and assigned or licensed their rights and obligations under certain patents and agreements to the Company in exchange for membership interests in the Company. The contributions occurred on February 1, 2004, and the Company had substantially no activity during the period from Inception to February 1, 2004. Because of the contribution of cash from the investors and that only certain assets and liabilities were contributed the Company believes it was the formation of a new enterprise and it was not an acquisition by ProLink, Inc. or ParView, Inc. Due to the predecessor nature of these entities the assets and liabilities of both ProLink and ParView were recorded at their historical net book values.
Going Concern – The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred an operating loss, has a working capital deficiency and has a substantial stockholders’ deficit. The Company has been able to raise sufficient capital from investors to continue operations through December 2005 and has been seeking sources of additional capital.
Management plans to take the following steps that it believes will be sufficient to provide the Company the ability to continue active operations:
•	Management is pursuing a transaction with a publicly held company that will result in an infusion of capital and allow it to convert existing debt into equity and may facilitate the additional raising of capital (See Note 11). No assurance can be given that we will be able to raise additional financing or be able to obtain it on terms acceptable to us.

•	Management intends to seek additional financing as it deems necessary and intends to implement a plan to move the Company to profitable operations as soon as possible.
Nature of Business – ProLink Solutions, LLC (the “Company”) develops and markets electronic yardage and management information systems (“PSL Systems” or “System”) utilizing Global Positioning Satellites (GPS) to golf courses in the North America, Europe, Japan, South Africa, Australia and China. While the PSL Systems provide accurate yardage information for golfers, their primary benefit is their course management functionality to the golf course. The Company provides software support and maintenance services for all of its products.
The Company follows a 52-53 week year, ending on the last Saturday of the year.
Use of Estimates – The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include valuation allowances for inventory and accounts receivable, asset impairment and accruals for certain liabilities including contingent liabilities accrued at inception and obligations related to employee benefits.
Fair Value of Financial Instruments – The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, trade accounts receivable, accounts payable, accrued compensation and related costs and other current liabilities approximate fair market value due to the short-term maturities of these assets and liabilities.
Cash and Cash Equivalents – The Company considers all demand accounts with maturity of three months or less to be cash and cash equivalents.

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
Inventories – The Company values its inventories at the lower of cost (first-in, first-out basis) or market. Inventories are primarily comprised of finished electronic hardware, service parts and repair components. Inventories are reported net of valuation and obsolescence reserves, which total $1,470,222. The Company is also the custodian of certain inventory owned by E-Z-GO that has been removed from golf courses at the end of a lease, or earlier in certain circumstances. As custodian, the Company is responsible for safeguarding the inventory, record keeping and providing insurance, and maintains the inventory at its facilities. Inventories are stated net of the customer owned inventory.
Equipment – Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from three to five years. The cost of normal maintenance and repairs is charged to operating expenses as incurred.
Course Assets – Course assets are leased to customers under both contingent and operating rental agreements. Contingent rentals, principally comprised of usage charges, are based on the number of rounds played. Contingent rental income was immaterial in 2005. Course assets are stated at amortized cost. Depreciation is computed using the straight-line method over the estimated useful life of five years.
Revenue Recognition
System Sales – Revenue from system sales in the United States and Canada is recognized when installation is substantially complete and the customer or user notifies the Company of acceptance. The Company defers 5% of the gross revenue from certain sales to recognize potential liability from a limited guarantee of certain debt (See Note 10). Any remaining installation costs, which are generally not material, are accrued at the time of revenue recognition. Revenue from international system sales is recognized upon shipment from the manufacturer. International sales are contracted for in U.S. dollars.
Pay for Play – Revenue from systems and related equipment under operating leases or from various Pay-for-Play agreements (where the course pays based on the number of rounds played) is recognized over the lease term as it becomes receivable according to the provisions of the lease or agreement. Deferred revenue (see also Note 10) is recognized on a straight-line basis over the lease term.
Services – Revenue derived from service contracts in effect with users of the GPS system is recognized monthly at the time of billing. For service requirements outside of the scope of service contracts, customers are billed on a time and materials basis. As of inception, ParView had recorded deferred service revenue for contracts paid in full in advance of the service period. The Company recorded the majority of the deferred revenue in conjunction with the contribution of assets and assignment of liabilities of ParView and amortizes the deferred revenue into income over the life of the service contracts. Service revenue from golf course customers with Pay for Play leases is retained by third party lease companies until certain escrow amounts are attained. The allowance for doubtful accounts related to these receivables is recorded as a reduction in service revenue.
Advertising – The Company earns revenue from selling advertising for display on its system at participating golf courses. Revenue is recognized as advertising is delivered on the system, along with related costs to advertising agencies and fees paid to participating courses.
Returns and Allowances – The Company has not experienced significant returns or warranty claims to date and, as a result, has not recorded a provision for the cost of returns and product warranty claims at October 1, 2005.
The Company records an allowance for doubtful accounts based on the historical experience of write-offs and a detailed assessment of accounts receivable. Additions to the allowance for doubtful accounts generally represent a collection allowance on service revenue. In estimating the allowance for doubtful

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
accounts, management considers the age of the accounts receivable, the Company’s historical write-offs, and the credit worthiness of the customer, among other factors. Should any of these factors change, the estimates made by management will also change accordingly, which could affect the level of the Company’s future provision for doubtful accounts. Uncollectible accounts are written off when it is determined that the specific balance is not collectible.
At October 1, 2005 the Company has reserved the majority of amounts due for service and maintenance from unrelated financing companies. The finance companies own the systems and in turn, lease them to the end user. The amounts are payable to the Company upon achieving certain performance targets in the Pay for Play lease pool. Management has implemented changes including raising amounts charged per round in the Pay for Play program and deposited funds in an escrow account to achieve the targets and collect the service and maintenance revenue.
Advertising and Marketing Costs – The Company expenses advertising and marketing costs as incurred. Advertising costs include public relations, trade show fees, brochures and other point-of-sale expenses. Advertising expense was approximately $205,306 for the period ended October 1, 2005.
Shipping and Handling Costs – The Company expenses all shipping, delivery and handling costs in the period incurred.
Income Taxes – Items of income and loss are includable in the tax returns of the individual members. Therefore, no taxes on income have been provided for in the accompanying financial statements.
Credit and Business Risk – Substantially all system sales are financed through a sole third-party finance company. See also Note 10. The Company sells PSL Systems to the third party leasing company, which acts as a distributor to golf courses and golf course management companies. Should financing for golf courses not be available through a third-party finance company the Company’s systems sales will be negatively impacted.
The Company’s products rely on GPS signals. GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. Such satellites are also subject to damage by the hostile space environment in which they operate. The United States government controls the GPS satellites and signals, and, although they are not expected to do so, they could modify or eliminate civilian use of the satellites or signals.
The Company licenses certain technology from third parties, including Optimal Golf Solutions, Inc. The inability to continue to maintain these licenses on commercially reasonable terms or the inability to license new technology critical to our business may impair the Company’s future business.
The Company periodically maintains cash balances in excess of the FDIC insurance limit of $100,000.
Impairment of Long-Lived Assets – In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The Company does not believe that impairment exists as of October 1, 2005.
Goodwill - Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company has adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company did not have goodwill recorded as of October 1, 2005.
Stock-Based Compensation Disclosures- The Company applies APB Opinion 25 and related interpretations in accounting for stock options and warrants granted to employees. Accordingly, no compensation cost has been recognized for grants of options and warrants to employees since exercise prices were not less than the fair value of the Company’s membership interests on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for these awards and consistent with the fair value method allowed by SFAS 123, the Company’s net loss would have changed to the following proforma amounts:
Period ended October 1, 2005

Net loss as reported	($1,688,891)
Proforma expense	($348,645)

Proforma net loss	($2,037,536)

The options were valued using the Black-Scholes method with an expected volatility of 125%, a term of 5 years, a risk free rate of return of 5% and no expected dividends.
Recent Accounting Pronouncements- The Company has adopted SFAS No. 148, Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123. SFAS 148 provides for alternative methods of voluntary transition to the fair value based method of accounting for stock-based employee compensation, and it requires more prominent disclosures, in both interim and annual financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. SFAS 148 is effective for interim periods beginning after December 15, 2002 and for annual periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on the Company’s financial statements. However, the Company has modified its disclosures in its financial statements as required by the pronouncement.
In December 2004 the Financial Accounting Standards board issued Statement Of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment (SFAS 123R). Under SFAS 123R, companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS 123R is effective for public companies in the first annual reporting period beginning after June 15, 2005.
There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS 123R are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro forma disclosures relating to stock based compensation under the existing requirements of SFAS 123, Accounting for Stock-Based Compensation. The Company expects to elect the modified prospective method upon adoption.
The Company expects that the adoption of SFAS 123R will have a material effect on its financial statements, in the form of additional compensation expense, on a quarterly and annual basis. The Company

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
is in the process of evaluating the impact of SFAS 123R, and has not yet quantified the expense impact of this accounting pronouncement on future financial periods, assuming the Company is publicly held in future financial periods. The Company does not have historical experience upon which to estimate future impacts.
In November 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 151, Inventory Costs. Under SFAS 151 companies are required to record as period charges abnormal amounts of idle facility expense, freight, handling costs and wasted material. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005.
2.	RELATED PARTY TRANSACTIONS:
Management Services Agreements – On January 22, 2004, the Company entered into Management Services Agreements with the Predecessor Entities whereby certain employees and members of the Board of Directors of such entities agreed to advise and counsel the Company, assist in transitioning their customers, and maintain product names and recognition for one year. Unless the Company’s Board of Directors unanimously agrees at any time after the initial one-year term to terminate the agreements, the agreements will automatically renew on an annual basis for additional periods of one year up to a total of five years. In consideration for these services, the Company agreed to pay the Predecessor Entities fixed fees.
The Company recorded a liability equal to the present value of the payments due through January 2006 on its opening balance sheet. The Board voted unanimously to terminate the agreements effective January 2006.
If the agreements were not terminated the fixed fees for the remaining term of the agreements, including any renewals, are as follows:

2006	852,000
2007	1,248,500
2008	342,000
As additional incentive compensation, for as long as there is a principal balance owed by ProLink to Comerica Bank in excess of $4,375,000, the Company will pay to ProLink a contingent fee, calculated on an annual basis of 20% of the profits of the Company up to $1,000,000 per year. (See also Note 8.) In 2005, all amounts due to Comerica Bank were satisfied by the guarantors of the debt, eliminating the incentive outlined herein.
Remarketing Agreement – In connection with customer leases of equipment entered into prior to Inception of the Company (an “Original Lease”), ProLink, ParView and the Company entered into an agreement pursuant to which the Company has undertaken to remarket the equipment for ProLink and ParView (an “Original Party”) when such equipment becomes available at the end of the lease term or earlier in certain circumstances. The agreement stipulates that the Original Party has the right to remarket the equipment prior to 90 days before the end of the Original Lease term unless it appoints the Company to provide sales assistance, after which time the Company shall be the sole and exclusive party to perform the remarketing services.
The remarketing services include negotiating a purchase or new lease of existing or new equipment, providing written notice as to the status of such negotiations, effecting the execution of the applicable lease or purchase agreement, billing and receiving payments, and consulting with and advising the Original Party with respect to the remarketing activities performed. In addition, the Company is responsible for removing and storing the equipment and providing certain refurbishment services, as applicable.

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
If the remarketing efforts of the Original Party and the Company are unsuccessful, the Company will undertake to remarket the equipment generally on a best efforts, first-in, first-out basis. However, up to 240 equipment units for each Original Party that is removed due to a default under the terms of an Original Lease is to be remarketed on a priority basis within 60 days. If such efforts are unsuccessful, the Company has the option to install the equipment at the next available sales contract or purchase it for a stipulated price equal to or less than fair market value or the remaining debt balance on the Original Lease, whichever is less.
The agreement also stipulates costs and fees to be paid to the Company, as adjusted from time to time pursuant to the agreement, commensurate with the remarketing services performed. The term of the agreement is concurrent with each Original Lease and expires with the completion of the obligations for the Original Lease that is the latest to expire (11/14/09).
Exclusive Services Agreement – In connection with certain maintenance service agreements entered into by ParView prior to Inception of the Company, ParView and the Company have entered into an agreement under which ParView has contracted with the Company to provide such services. The services to be provided include maintaining all licenses and permits necessary to operate the system and maintaining and servicing the system. The Company will also be responsible for the payment of costs and expenses related to providing such service. In consideration of performing the services, the Company will receive the fees pursuant to the service agreements. The term of the agreement runs concurrently with the term of each of the service agreements (11/29/09).
The maintenance service agreements entered into by ParView prior to Inception were cancelled as of October 2005 as a result of the bankruptcy filing of ParView, Inc. The Company has offered new maintenance service agreements to all affected golf course customers.
True North Partners – In August 2000, ProLink entered into a sales and marketing agreement with E-Z-Go. (See also Note 10.) As a result of entering into the agreement with E-Z-Go, ProLink agreed to pay a fee to True North Partners for its part in the consummation of the agreement with E-Z-Go. The Company’s CEO and President retains an ownership interest in True North Partners. This fee is 1.5% of the gross Pay-for-Play revenue on all leases entered into during the original term of the E-Z-Go sales and marketing agreement for the life of each lease. The Company also must pay 3% of the proceeds for all leases structured under a fixed rental arrangement. As a result of this agreement, the Company has accrued approximately $349,165 for fees at October 1, 2005, although the amount is not fully payable until certain performance targets are achieved.
Notes Payable – See Note 3 for a description of notes payable to related parties.
3.	DEBT:
Long-Term Debt – Long-term debt consists of the following at October 1, 2005:

Senior Notes payable to related parties, interest at an annual rate of 5%, due in full at April 30, 2006	$7,106,283
Notes payable to E-Z-GO, monthly payments of principal and interest of $65,833, interest at an annual rate of 6.5%, due July, 2008, collateralized by the purchased assets	3,354,189
License agreement payable, monthly payments of principal and interest of $24,800, interest at an annual rate of 4.75%, due June 1, 2011	1,490,248
Note payable, monthly payments of principal and interest, interest at an annual rate of 10.471%, due March 1, 2006	4,901

Total debt	11,955,621

Less current maturities, including $4,203,123 to related parties	(7,956,236)

Long-term debt, net of current maturities	$3,999,385

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
The Related Party Notes are collateralized by substantially all of the Company’s assets.
The holders of the Senior Notes are entitled to convert their notes into as much as 40% of the Membership Interests of the Company, such Membership Interests to be apportioned among the Holders in proportion to each Holder’s percentage share of the total value of the Senior Notes.
As of October 1, 2005, aggregate maturities for the long-term debt for the periods and years ended December 31 are as follows:

2006	$7,956,506
2007	1,096,314
2008	2,230,789
2009	270,945
2010	284,099
Thereafter	117,238

Total	$11,955,891

4.	EQUIPMENT:
Equipment, including capital lease equipment, consists of the following at October 1, 2005:

Office furniture and equipment	$231,521
Machinery and equipment	77,145
Tooling and molds	51,830

360,496
Less accumulated depreciation	(158,601)

Equipment, net	$201,895

5.	LONG-TERM ASSETS:
Long-term assets consist of the following at October 1, 2005:

Patent license	$1,900,000
Less amortization	(404,255)

$1,495,745

Residual interests in equipment purchased from E-Z-GO (Note 10)	$1,896,529
          As of January 22, 2004 the Company obtained a non-exclusive, worldwide, paid-up right and license to exploit the licensed inventions for golf applications. The license is being amortized over the remaining life of the patent, which expires in 2011.
6.	ACCRUED LIABILITIES:

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
Accrued liabilities consist of the following at October 1, 2005:

Wages, commissions and related benefits	$331,543
Professional fees	75,424
Accrued vendor liability	251,242
Accrued liability for ParView claims	417,147
Interest	344,112
Other	6,167

Total Accrued Liabilities	$1,425,635

Total Accrued Liabilities for Marketing Agreement to Related Parties	$349,165

As of October 1, 2005 the Company has accrued approximately $417,000 for potential future claims as a result of the bankruptcy filing of ParView, Inc., a predecessor company.
On January 22, 2004 the Company executed a Management Services Agreement (see Note 2) which required the payment of management fees in exchange for advice and counsel from the management of predecessor companies. The Company recorded a liability as of January 22, 2004 equal to the present value of the payments due and payable through January, 2006. The Management Services Agreement was cancelled by the Company in November 2005. At October 1, 2005 the liability recorded by the Company was $1,121,040.
7.	INTERNATIONAL REVENUE:
International revenues were approximately $3,873,438 or 31.8% of revenues for the period ended October 1, 2005 and were derived primarily from customers in Europe and Asia.
8.	COMMITMENTS, CONCENTRATION AND CONTINGENCY:
Leases – The Company leases various equipment and office space under operating leases. Approximate aggregate future commitments at October 1, 2005 under non-cancelable operating leases are as follows:

2005	$45,909
2006	17,181
2007	9,174

$72,264

Rent expense for the period ended October 1, 2005 was $186,124 In August 2005 the Company extended the term of its lease for office space through December 31, 2005. Under the terms of the lease the company is responsible for all expenses of the property plus its pro-rata share of real estate taxes, insurance and expenses of common areas.
Litigation - On May 20, 2004 ParView filed a complaint against the Company, ProLink and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. ParView is an owner of the Company. The complaint alleges that the president of the Company, as an agent of ProLink, violated certain agreements that exist between the parties and he, and others, made false representations to ParView. The complaint seeks to rescind all agreements among the parties and return the parties to the status quo they had before the creation of the Company, and seeks other cures and remedies. The agreements provided for

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
arbitration between the parties and a preliminary hearing was held on July 29, 2004 at which injunctive relief was ordered in favor of the Company, enjoining ParView from inferring with the Company’s customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding is being held in abeyance pending the outcome of the bankruptcy proceeding. The Company believes that it has other defenses against the allegations and that its claims against ParView are in excess of $2,000,000. In August 2005 the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation.
David Chessler, former president of ParView, Inc. filed a complaint against the Company to enforce a $175,000 claim as a result of a settlement with another party by Chessler for the same amount. The Company disputes any liability to ParView for amounts paid to the third party. The case has been moved to the bankruptcy court. See Note 11, Subsequent Events.
On August 20, 2004, Inverrary Golf Club, LLC filed a complaint against the Company seeking to recover monies in excess of $15,000 purportedly due under various maintenance and service contracts entered into between Inverrary and ParView. On January 11, 2005 the Court dismissed this action without prejudice.
The Company is a defendant in an action brought by Advantage Enterprises, Inc. The action arises out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005 the court granted the Company’s motion to dismiss but granted Advantage leave to amend. Total damages in the initial complaint were approximately $99,772 exclusive of interest, costs and fees.
On August 17, 2005 a demand for arbitration was filed by LA Lakeview Associates LP against Textron, Inc. demanding $23,500 plus costs, related to a Pay for Play agreement. The Company filed a claim against Lakeview for $40,922 on September 28, 2005 asserting improper termination of the Pay for Play agreement. An arbitrator has not yet been appointed.
On August 23, 2005 a complaint was filed by The Ade Group, Inc. against the Company and an employee after the Company filed an action to recover damages due to a lease default by The Ade Group, Inc. Claim amounts have not been specified.
The Company is involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on the Company. The Company has accrued amounts equal to its estimated losses that, in its judgment, it may incur as a result of these actions.
9.	MEMBERS’ CAPITAL
Amended and Restated Operating Agreement- An Amended and Restated Operating Agreement was entered into effective January 22, 2004 among ProLink, Inc., ParView, Inc. and Investors in ProLink Solutions, LLC. In return for a contribution of assets and liabilities, ProLink, Inc. and ParView, Inc. received Common Interests in ProLink Solutions, LLC. In return for a contribution of cash and, or, notes the Investors received Preferred Interests as Preferred Members. The Preferred Members have preemptive rights to contribute capital, rights to a pro rata share of a Convertible Preferred Return and conversion rights for a Convertible Secured Promissory Note as well as Common Interests. The Convertible Preferred Return is a right to a distribution of cash, at the sole and absolute discretion of the Board of Directors of ProLink Solutions, LLC, in an amount not to exceed $4,350,000 plus 10% per annum. The Convertible Preferred Return cannot be distributed until tax distributions, as defined in the agreement are satisfied in full. There were no conversions or distributions made under the terms of this Amended and Restated Operating Agreement.
Second Amended and Restated Operating Agreement- Effective April 30, 2005 the Company entered into a Second Amended and Restated Operating Agreement (the “Agreement”) with its Members, Preferred Members and certain non-members making loans to the Company in accordance with a Senior Secured Convertible Promissory Note.

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
Under the Agreement the Company agreed to issue Senior Notes in an amount not to exceed $7,865,454, of which a maximum of $5,000,000 may be money loaned to the Company from non-Members. In addition, certain outstanding promissory notes were agreed to be converted into Senior Notes in an amount not to exceed $2,865,454. The holders of the Senior Notes (the “Holders”) will be entitled to convert their notes into as much as 40% of the Membership Interests of the Company, such Membership Interests to be apportioned among the Holders in proportion to each Holder’s percentage share of the total value of the Senior Notes. In addition, the Holders will be entitled to certain rights with respect to the Board of Directors of the Company.
If the Senior Notes are not paid in full prior to the Maturity Date, then the sums then due and owing under the Senior Notes will, at the option of the Company, be repaid in cash on the Maturity Date or in additional Membership Interests of the Company at the Conversion Rate, such Membership Interests to be apportioned among the Holders in proportion to each Holder’s percentage share of the total value of the Senior Notes. The Senior Notes bear interest at a rate of 5% per annum.
In connection with the issuance of these Senior Notes and by execution of this Agreement, the Preferred Members agreed to relinquish and waive all of the right, privileges and preferences granted to those holding Preferred Interests under the Amended and Restated Operating Agreement.
Upon conversion of the Senior Notes into Membership Interests, or at the option of the Company prior to a Qualified Offering or Qualified Merger of the Company, whichever is sooner, ProLink, Inc. and/or any current Members of the Company that own any of the former assets of ProLink (consisting of residual rights in equipment located on golf courses and the intellectual property) (the “ProLink Assets”) will use commercially reasonable efforts to transfer those assets to the Company in full satisfaction of the debt owed by ProLink to the Company. The term “will use commercially reasonable efforts” requires only that any Member of the Company who also has an interest in the ProLink Assets will cooperate with the Company and with ProLink to transfer title to the ProLink Assets and that such Members will not require any additional compensation nor take any affirmative action to prevent, hinder or delay the transfer of the ProLink Assets to the Company in any way. No member of the Company is obligated to take any action if such member has received notice from any unrelated third party that the Member could or may be liable to such third party for cooperating with the Company or ProLink in the transfer of the ProLink Assets, nor shall any Member be required to expend money to obtain free and clear title to the ProLink Assets. It is the responsibility of the Company to pay for all costs and expenses of the Company’s obtaining clear title to the ProLink Assets. Further, any member that owns an interest in the ProLink Assets, at the request of the Company prior to a Qualified Offering or Qualified Merger of the Company, whichever is sooner, at no additional compensation, transfer or assign such members’ entire interest in the ProLink Assets or any interest of such Member in the Credit Agreement, dated February 19, 2002, between ProLink and Comerica-California.
Stock Option Plans-The Company granted 4,980,638 non-qualified stock options, which are summarized as follows:

		Weighted Average
		Exercise Price
Outstanding, beginning of period	0
Granted	4,980,638	$0.08
Exercised	0
Outstanding, October 1, 2005	4,980,638	$0.08
All non-qualified options were granted at an exercise price equal to the fair value on the date of grant. All outstanding options were exercisable and expire in 2015, ten years from the date of grant.

ProLink Solutions, LLC
NOTES TO FINANCIAL STATEMENTS
10.	SALES AND MARKETING AND FINANCING AGREEMENTS
E-Z-Go Sales and Marketing Agreement – In August 2000, ProLink entered into a sales and marketing agreement with E-Z-Go. As part of the agreement, E-Z-Go arranged for system sales to a financing company who then leased the systems to golf courses. ProLink receives its cost plus a standard markup, with the remaining profit split between ProLink and E-Z-Go. ProLink also receives 50% of the Pay-for-Play revenue generated from the lease, after deductions for finance company debt service, administration fee, and maintenance. The Company receives 70% of the administration fee and E-Z-Go receives 30% of the fee. The Company provides maintenance and service for these courses.
Purchase of Assets from E-Z-GO- On June 1, 2005 the Company purchased certain assets from E-Z-GO, a division of Textron, Inc. in exchange for cash and notes. The Company purchased 2,945 ProLink video display units and roofs, 900 ProLink computer units, the assignment of 24 golf lease contracts in default at the time of the transaction and E-Z-GO’s residual interest in all ProLink and ParView systems that were leased under leases that have matured prior to the date of the agreement or are in default as of March 25, 2005 and E-Z-GO’s residual interest in all ProLink and Parview systems that are leased under leases that mature without default in the future. The asset purchase was allocated $416,160 to inventory, $153,000 to service inventory, $1,896,529 to residual interests in leased GPS systems installed at golf courses and $1,143,723 to satisfy an obligation of ProLink, Inc, a predecessor company. Under the terms of the agreement, the Company agreed to pay to E-Z-GO $200,000 at the closing, $50,000 within 60 days of the closing and thereafter 36 consecutive monthly payments of $65,833.33 beginning June 15, 2005 and continuing on the 15th of each month thereafter. The Company shall make a final payment of $1,580,012. The Company is entitled to scheduled discounts from $500,000 to $1,200,000 if the note is paid in full prior to maturity. E-Z-GO retains a security interest in the purchased assets.
Financing Agreement — The Company and E-Z-Go are parties to a financing arrangement with an independent third party, NC Golf (NCG), a division of National City Bank. Under the agreement, NCG obtained the right of first refusal to finance new sales. All NCG Pay for Play leases will be placed in a pool. The Company has provided NCG a limited guarantee of the performance of the Pay for Play leases in the portfolio (The Limited Guarantee). The Limited Guarantee is reduced in future years if certain performance conditions are met. The Company has deferred revenues in an amount equal to the maximum amount due under the Limited Guarantee. The Company and E-Z-GO have also agreed to remarket, on a best efforts basis, any course assets that do not meet minimum performance criteria.
During the term of the lease, all Pay for Play revenue after payment of “debt service” and a monthly processing fee of $7,500 is deposited into an escrow account. “Debt Service” is defined as the amount needed to amortize to zero PFG’s purchase costs plus a rate of return, over the life of the lease. Funds will be released from escrow when the minimum reserve amount (less amounts paid by E-Z-Go or the Company) is accumulated in the escrow account. After payment of the service and administration cost, any remaining funds will be distributed 90% to the Company and 10% to NCG. If course assets are sold, any residual amount after payment of debt service (if any is owed) will be distributed under the same formula.
For the period ended October 1, 2005, substantially all of the Company’s revenues from domestic sales of PSL Systems were generated under the NCG agreement. As of October 1, 2005, accounts receivable from NCG for maintenance and service fees due from pool leases were fully reserved, as the maximum reserve amount had not yet been accumulated in an escrow account. Amounts reserved for maintenance and service fees due from the Pay for Play lease pool are recorded as a reduction of revenue on the statement of operations
11.	SUBSEQUENT EVENTS
Merger Agreement – On October 28, 2005 Amalgamated Technologies, Inc., a publicly held company, announced that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between Amalgamated and ProLink Solutions, LLC. In connection with the merger, the members of ProLink will exchange their membership interests in ProLink for capital stock of Amalgamated. The closing of the merger will result in a change of control whereby the members of ProLink will own a greater than a majority of the issued and outstanding shares of Amalgamated on a fully diluted basis. The closing of this transaction is subject to certain conditions, including approval of the boards of directors of the parties, approval of the members of ProLink, execution of a definitive merger agreement and the completion of due diligence. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set for the in the letter of intent. In connection with the transaction the Company will issue warrants which will be converted into warrants issued by Amalgamated to purchase 1,336,468 shares of Amalgamated stock with an exercise price of $1.22.
Settlement Agreement – On November 7, 2005 the Company, certain of its members, officers and related parties entered into an agreement with David Chessler and related parties to settle all disputes, arbitrations and litigations. Under the terms of the agreement Chessler obtains the right to sell and service a fixed and limited number of GPS units, which cannot be increased. Further, the agreement outlines Chessler’s future business activities in the GPS Golf Course Industry. The rights created by the agreement that accrue to Chessler are not transferable or assignable in any way.
Litigation – In November 2005 a suit was filed against the Company in the UK by GPS Industries (GPSI), a competing company, claiming infringement on patents owned or controlled by GPSI on systems sold in Europe. The Company’s position is that it does not infringe on any patents in domestic or international markets and it intends to vigorously defend itself and seek recovery of litigation costs from GPSI.
Lease of Facilities- In December 2005 the Company executed a lease for new office facilities located in Chandler, AZ. The new facility is approximately 47,500 square feet consisting of office and warehouse space and will be the Company’s new headquarters. The average annual rental expense is approximately $420,000.
Additional Financing- Subsequent to October 1, 2005 the Company issued an additional $1,940,000 of convertible notes.